Exhibit 99. 1

Contact
Courtney Self
Targeted Genetics
206.521.7392

TARGETED GENETICS REPORTS FIRST QUARTER 2004
FINANCIAL RESULTS

Seattle, WA – April 28, 2004 – Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the first quarter of 2004. As previously announced, the Company will hold a conference call with analysts at 10:30 AM EDT today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

For the first quarter of 2004, the Company reported a net loss of $4.9 million, or $0.07 per common share, compared to $830,000, or $0.02 per common share for the first quarter of 2003. Revenue for the first quarter of 2004 was $1.3 million compared to $5.6 million for the first quarter of 2003. Revenue in 2004 consists primarily of revenue earned under the Company’s AIDS vaccine collaboration with the International AIDS Vaccine Initiative (IAVI). Revenue for the three months ended March 31, 2003 includes $4.7 million of revenue related to the termination of the Company’s former collaboration with Wyeth, and revenues earned under the Company’s collaboration with Biogen, which ended in September 2003.

“Targeted Genetics completed another successful quarter, with significant progress made in each of its three product development programs,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “We have now accrued the patients required to conduct an interim analysis in our Phase II clinical trial of tgAAVCF in patients with cystic fibrosis. This analysis, conducted by an independent data safety monitoring committee, will provide us with the assessment necessary to continue with our trial. During the quarter, we also announced the initiation of our Phase I rheumatoid arthritis clinical trial. This study will be our first opportunity to test direct injection of tgAAC94 into the joints of those suffering from this debilitating disease. We also continue to accrue patients into our AIDS vaccine clinical trial.”

Operating expenses were $6.2 million for the first quarter of 2004 and the first quarter of 2003. Research and development expenses decreased to $4.2 million for the three months ended March 31, 2004 from $4.5 million for the same period of 2003. General and administrative expenses for the first quarter of 2004 were $1.8 million, compared to $1.3 million for the same period in 2003.

In March, the Company formally concluded its joint venture with Elan Corporation plc (NYSE: ELN) called Emerald Gene Systems (Emerald). While operationally the joint venture had been inactive since 2002, a termination agreement was executed with Elan, addressing several topics related to termination of the joint venture. As a result, the Company received all intellectual property associated with the joint venture, reduced the number of shares issued upon conversion of its Series B Preferred Stock to 4.33 million shares, and stopped the accrual of further dividends on the preferred stock. Under the termination agreement, Elan is permitted to transfer its holdings of the Company’s common stock over time on a volume-restricted basis.

First quarter highlights include:

•	Completion of $25.5 million financing, increasing our cash and cash equivalents to $41.1 million at the end of the first quarter;

•	Extension of AIDS vaccine collaboration through 2006, providing up to $10.7 million in funding for 2004;

•	Initiation of Phase I rheumatoid arthritis clinical trial in the U.S. and Canada;

•	Publication of Phase II cystic fibrosis results in Chest, the official publication of the American College of Chest Physicians; and

•	Conclusion of Emerald Gene Systems joint venture, with intellectual property rights obtained by Targeted Genetics.

Targeted Genetics develops gene-based products for preventing and treating acquired and inherited diseases. The Company has three clinical product development programs, targeting cystic fibrosis, AIDS prophylaxis and rheumatoid arthritis. The Company also has a promising pipeline of product candidates focused on hemophilia and cancer and a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy under development by its subsidiary company, CellExSys. For more information about the Company visit its website at www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our projected financial resources, intellectual property, clinical trials and regulatory filings and anticipated data from our clinical and preclinical programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs, our failure to obtain or maintain regulatory approvals, our failure to maintain or protect our intellectual property and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Annual Report on Form 10-K for the year ended December 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectation.

TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended
	March 31,
Statement of Operations Information:	2004	2003
	(unaudited)	(unaudited)
Revenue from collaborative agreements	$1,320	$5,639

Operating expenses:
Research & development	4,237	4,542
General & administrative	1,750	1,336
Restructure charges	195	281

Total operating expenses	6,182	6,159

Loss from operations	(4,862)	(520)

Investment and other income	124	52
Interest expense	(120)	(362)

Net loss	$(4,858)	$(830)

Net loss per common share	$(0.07)	$(0.02)

Shares used in computation of net loss per common share	72,874	50,566

TARGETED GENETICS CORPORATION
(in thousands)

	March 31,	December 31,
Balance Sheet Information:	2004	2003
	(unaudited)
Cash and cash equivalents	$41,119	$21,057
Other current assets	363	575
Property and equipment, net	3,159	3,423
Other assets	32,475	32,617

Total assets	$77,116	$57,672

Current liabilities	$7,475	$6,709
Long-term obligations and other liabilities	16,457	16,734
Minority interest	—	750
Shareholders’ equity	53,184	33,479

Total liabilities and shareholders’ equity	$77,116	$57,672